Exhibit 10.2

TAX RECEIVABLES AGREEMENT

by and among

MEDIAALPHA, INC.,

QL HOLDINGS LLC,

WHITE MOUNTAINS INSURANCE GROUP, LTD.,

and THE STEP-UP PARTICIPANTS

FROM TIME TO TIME PARTY TO THIS AGREEMENT,

Dated as of October 27, 2020

ii

iii

This Tax Receivables Agreement (this “Agreement”), dated as of October 27, 2020, is entered into by and among MediaAlpha, Inc., a Delaware corporation (the “Corporation”), QL Holdings LLC, a Delaware limited liability company (the “LLC”), White Mountains Insurance Group, Ltd., a Bermuda exempted company limited by shares (“WTM”), and the Persons listed in Exhibit A (such listed Persons collectively, the “Step-Up Participants” and, together with WTM, the “Participants”).

RECITALS

WHEREAS, prior to the Reorganization Transactions, the LLC was owned by the Step-Up Participants, Guilford Holdings, Inc., a Delaware corporation and Affiliate of WTM (“GHI”), and certain other members;

WHEREAS, pursuant to the Reorganization Agreement and as part of the Reorganization Transactions, WTM will directly or indirectly transfer 100% of the shares of capital stock of GHI to the Corporation in exchange for shares of the Corporation’s Class A common stock in a transfer intended to qualify as a transaction described in Section 351 of the Code;

WHEREAS, GHI may have U.S. Federal and state net operating loss carryforwards relating to taxable periods (or portions thereof) ending on or prior to the closing date of the IPO that may benefit the Corporation following the IPO (the “Pre-IPO NOLs”);

WHEREAS, pursuant to the IPO, the Corporation will become a public company;

WHEREAS, immediately following the consummation of the IPO and pursuant to the Reorganization Agreement, the Corporation will (i) acquire certain LLC Units from the Step-Up Participants using proceeds from the IPO (the “Initial Exchanges”) and (ii) cause the LLC to repay certain of its debt with proceeds from the IPO (the “Debt Repayment”);

WHEREAS, immediately following the consummation of the IPO and related transactions, 100% of the outstanding LLC Units will be owned by GHI and the Step-Up Participants;

WHEREAS, pursuant to the Exchange Agreement entered into in connection with the Reorganization Transactions and the IPO, the Step-Up Participants will have the right to exchange one LLC Unit, together with one share of the Corporation’s Class B common stock, for one share of the Corporation’s Class A common stock (or, at the Corporation’s election, equivalent value in cash), subject to certain adjustments (such exchanges pursuant to the Exchange Agreement, the “Future Exchanges” and, together with the Initial Exchanges and any Section 734(b) Distribution, the “Exchanges”);

WHEREAS, the LLC and each of its direct and indirect Subsidiaries that is classified as a partnership for U.S. Federal income tax purposes, if any, will have in effect an election under Section 754 of the Code, and any similar applicable provision of Tax Law, for any Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the Tax basis of the Adjusted Assets on the Exchange Date by reason of the Exchange or the receipt of certain payments under this Agreement; and

WHEREAS, the Parties desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs, the Basis Adjustments, the Section 707(c) Deductions and Imputed Interest on the reported liability for Taxes of or attributable to the Corporation and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement:

“Acceleration Event” means (i) a Change of Control, (ii) a Material Breach or (iii) a Termination Election.

“Adjusted Assets” means any assets owned by the LLC or any of its direct or indirect Subsidiaries that is not treated as a corporation for Tax purposes, and any asset whose Tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset (including, “substituted basis property” within the meaning of Section 7701(a)(42) of the Code).

“Advisory Firm” means Ernst & Young, or if Ernst & Young is unable or unwilling to serve as such, any law or accounting firm agreed to by the Corporation and each of the Participant Representatives that is nationally recognized as being expert in tax matters.

“Advisory Firm Report” means, with respect to a Schedule, a letter from the Advisory Firm stating that the Schedule and all supporting documents and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date the Schedule was delivered to the Participants.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Allocable” means, with respect to a Step-Up Participant, the portion of any Overall Realized Tax Benefit or Overall Realized Tax Detriment of the Corporation and its Subsidiaries for a Taxable Year that is attributable to such Step-Up Participant, as determined in accordance with the following principles:

(i) Any Overall Realized Tax Benefit for a Taxable Year from Basis Adjustment Attributes is allocable to a Step-Up Participant in the same proportion that the net positive amount of Basis Adjustment Attributes available to the Corporation and its Subsidiaries during such Taxable Year resulting from Exchanges by or with respect to such Step-Up Participant bears to the aggregate amount of all Basis Adjustment Attributes available to the Corporation and its Subsidiaries during such Taxable Year;

(ii) Any Overall Realized Tax Benefit for a Taxable Year from Step-Up Imputed Interest Attributes is allocable to a Step-Up Participant in the same proportion that the amount taken into income by the Step-Up Participant in respect of the related Imputed Interest bears to the aggregate amount of all income taken into account by all of the Step-Up Participants in respect of the related Imputed Interest (in each case without regard to whether a Step-Up Participant is actually subject to tax thereon);

(iii) Any Overall Realized Tax Benefit for a Taxable Year from Section 707(c) Deductions is allocable to a Step-Up Participant in the same proportion that the amount taken into income by the Step-Up Participant in respect of the related guaranteed payments bears to the aggregate amount of all income taken into account by all of the Step-Up Participants in respect of the related guaranteed payments (in each case without regard to whether a Step-Up Participant is actually subject to tax thereon); and

(iv) Any Overall Realized Tax Detriment for a Taxable Year from Basis Adjustment Attributes is allocable to a Step-Up Participant in the same proportion that the net negative amount of Basis Adjustment Attributes available to the Corporation and its Subsidiaries during such Taxable Year resulting from Exchanges by or with respect to such Step-Up Participant bears to the aggregate of all Basis Adjustment Attributes available to the Corporation and its Subsidiaries during such Taxable Year.

“Amended Schedule” is defined in Section 2.08(b).

“Basis Adjustment” means an adjustment to the Tax basis of an Adjusted Asset as a result of any Exchange or any payments made pursuant to this Agreement, including under (i) Sections 732, 734(b), 754 or 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for U.S. Federal income Tax purposes), (ii) Section 734(b), 743(b), 754 or 755 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity classified as a partnership for U.S. Federal income Tax purposes) or (iii) any comparable provisions of Tax Law (in any applicable situation). Immediately after any Section 732 Event, “Basis Adjustment” will include a portion of the Tax basis of an Adjusted Asset equal to the Basis Adjustment attributable to such Adjusted Asset immediately prior to such Section 732 Event, and also includes, for this purpose, any adjustment in the basis of an asset pursuant to Section 1012 of the Code and Revenue Ruling 99-6, 1999-1 C.B. 432, due to an Exchange that causes the LLC to become an entity that is disregarded as separate from its owner for U.S. Federal income tax purposes; for the avoidance of doubt, any such asset will be considered an Adjusted Asset.

“Basis Adjustment Attributes” means, for a Taxable Year, the sum of (i) the increase (reflected as a positive number) or decrease (reflected as a negative number) in the total amount of depreciation, amortization and other deductions, and (ii) the reduction of any gain or increase of any loss (reflected as a positive number) or increase of any gain or decrease of any loss (reflected as a negative number) on the disposition of assets not realized in a prior Taxable Year, in each case of clauses (i) and (ii) arising from the Basis Adjustments (or any net operating loss carryforward created by Basis Adjustments).

“Basis Adjustment Schedule” is defined in Section 2.04.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except for any day that is a legal holiday recognized as such by the government of the United States of America or the State of New York.

“Change of Control” means the occurrence of any of the following events:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Person resulting from consummation of the transaction (which Person may be any parent or ultimate parent corporation that as a result of the transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) entitled to vote generally in elections of directors of such Person is held by the existing Corporation shareholders (determined immediately prior to the transaction and related transactions);

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate of the Corporation;

(iii) a transaction in which there is an acquisition of Control of the Corporation by a Person or group of Persons (other than the Participants and their Affiliates) acting in concert to exercise Control;

(iv) a transaction in which individuals who constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election either (A) is contemplated by a written agreement among shareholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which the individual is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Corporation immediately prior to the transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Corporation immediately following the transaction or series of transactions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Group” means any affiliated, combined, unitary or consolidated group of corporations that files a consolidated income Tax Return (including pursuant to Section 1501 of the Code).

“Control” of a Person means the direct or indirect possession of the power to (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies) of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the possession of only consent or approval rights with respect to the actions or decision of a Person does not constitute Control of such Person.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means any U.S. Federal, state, local or non-U.S. income Tax Return of the Corporation or the Corporation’s Consolidated Group filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.02(c).

“Cumulative NOL Benefit” is defined in Section 3.02(d).

“Debt Repayment” is defined in the recitals to this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.01.

“Determination” means a “determination”, as defined in Section 1313(a) of the Code or any similar provision of Tax Law, as applicable, or any other event (including the execution of U.S. Internal Revenue Service Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Amount” is defined in Section 4.01(b).

“Early Termination Date” means (i) with respect to a Termination Election, the date the Corporation makes the Termination Election, or (ii) with respect to any other Acceleration Event, the date of the Acceleration Event.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.01(b).

“Early Termination Rate” means the greater of (i) LIBOR plus 100 basis points or (ii) 5%.

“Early Termination Schedule” is defined in Section 4.02.

“Exchange Date” means the date of any Exchange.

“Exchanges” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.09.

“Future Exchanges” is defined in the recitals to this Agreement.

“GHI” is defined in the recitals to this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but assuming (i) the Corporation and its Subsidiaries did not have any Basis Adjustment Attributes, Section 707(c) Deductions or Step-Up Imputed Interest Attributes (including the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustment Attributes, Section 707(c) Deductions or Step-Up Imputed Interest Attributes) and (ii) the Corporation and its Subsidiaries used the same amount of the Pre-IPO NOLs and NOL Imputed Interest Attributes as it had actually used for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 of the Code and any similar provision of Tax Law with respect to the TRA Payments.

“Imputed Interest Attributes” means, with respect to any Taxable Year, the total amount of deductions not reflected in a prior Taxable Year arising from Imputed Interest (or a carryforward created by Imputed Interest).

“Incumbent Directors” is defined in the definition of Change of Control.

“Initial Exchanges” is defined in the recitals to this Agreement.

“Insignia Members” means Insignia QL Holdings, LLC, a Delaware limited liability company, and Insignia A QL Holdings, LLC, a Delaware limited liability company.

“Interest Amount” is defined in Section 3.02(e).

“IPO” means the initial public offering of common stock of the Corporation pursuant to the Registration Statement.

“LIBOR” means during any period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars for a period of one month (for delivery on the first day of such period), as published on the applicable Reuters screen page (or such other commercially available source providing quotations of such rate as may be designated by the Corporation from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such period.

“LLC” is defined in the preamble of this Agreement.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“LLC Units” means the limited liability company interests in the LLC.

“Material Breach” means a material breach of the terms of this Agreement by the Corporation.

“Net Tax Benefit” is defined in Section 3.02(b).

“NOL Benefit” means, with respect to any Taxable Year, the positive excess, if any, of (i) the liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but assuming (A) the Corporation and its Subsidiaries had no Pre-IPO NOLs or NOL Imputed Interest Attributes and (B) the Corporation and its Subsidiaries used the same amount of Basis Adjustment Attributes, Section 707(c) Deductions and Step-Up Imputed Interest Attributes as it had actually used for such Taxable Year, over (ii) the actual liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year.

“NOL Benefit Schedule” is defined in Section 2.05.

“NOL Imputed Interest Attributes” means Imputed Interest Attributes attributable to TRA Payments made to WTM.

“Objection Notice” has the meaning set forth in Section 2.08(a).

“Overall Realized Tax Benefit” means, with respect to any Taxable Year, the positive excess, if any, of (i) the Hypothetical Tax Liability for such Taxable Year over (ii) the actual liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year.

“Overall Realized Tax Detriment” means, with respect to any Taxable Year, the positive excess, if any, of (i) the actual liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year over (ii) the Hypothetical Tax Liability for such Taxable Year.

“Participant Representatives” means WTM, Tony Broglio and Tigran Sinanyan.

“Participants” is defined in the preamble of this Agreement.

“Party” means any party to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more LLC Units that occurs after the consummation of the IPO but prior to an Exchange of such LLC Units and to which Section 734(b) or 743(b) of the Code applies.

“Pre-IPO NOLs” is defined in the recitals to this Agreement.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” means those procedures set forth in Section 7.09.

“Registration Statement” means the registration statement on Form S-1 of the Corporation, as amended (File No. 333-249326).

“Reorganization Agreement” means the Reorganization Agreement, dated as of the date hereof, by and among the Corporation, the LLC and the other parties named therein.

“Reorganization Transactions” means generally those transactions set forth in the Reorganization Agreement and described in the Registration Statement and any other transactions ancillary to such transactions to effect the post-IPO organizational structure of the Corporation and its Subsidiaries.

“Schedule” means the NOL Benefit Schedule or any Basis Adjustment Schedule, Tax Benefit Schedule, Section 707(c) Deduction Schedule or Early Termination Schedule.

“Section 707(c) Deduction” means the deduction of the LLC described in Section 2.02(a)(ii) in respect of payments made under this Agreement.

“Section 707(c) Deduction Schedule” is defined in Section 2.06.

“Section 732 Event” is defined in Section 2.01(c).

“Section 734(b) Distribution” means any actual or deemed distribution by the LLC to any Step-Up Participant to which Section 734(b)(1) of the Code (or any similar provision of Tax Law) applies, including as a result of the Debt Repayment.

“Step-Up Imputed Interest Attributes” means Imputed Interest Attributes attributable to TRA Payments made to the Step-Up Participants.

“Step-Up Participants” is defined in the preamble of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” means, collectively, the (i) Pre-IPO NOLs, (ii) Basis Adjustment Attributes, (iii) Section 707(c) Deductions and (iv) Imputed Interest Attributes.

“Tax Benefit Payment” is defined in Section 3.02(a).

“Tax Benefit Schedule” is defined in Section 2.07.

“Tax Law” means the Code, the Treasury Regulations and any U.S. state or local or non-U.S. tax law.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or any comparable provision of Tax Law (including any period of less than twelve months for which a Tax Return is made), ending on or after the closing date of the IPO.

“Taxes” means any and all U.S. Federal, state, local and non-U.S. taxes, duties, fees, assessments or similar charges, in each case in the nature of a tax and measured with respect to net income or profits, and any interest, penalties and additions imposed with respect to such amounts.

“Taxing Authority” means any U.S., non-U.S., federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, in each case exercising regulatory or other authority with respect to tax matters.

“Tax Contest” means any audit, contest or proceeding relating to the taxes of the Corporation or its Subsidiaries.

“Termination Election” is defined in Section 4.02(a)(ii).

“TRA Payment” means any Tax Benefit Payment or Early Termination Payment, or any other payment to be made by the Corporation under this Agreement.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied on) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” means the assumptions that (i) for each Taxable Year ending on or after an Early Termination Date, (A) the Corporation and its Subsidiaries will have taxable income sufficient to fully use the Pre-IPO NOLs (subject to any applicable limitations under Section 382 of the Code (or any successor provision) and the Treasury Regulations thereunder or under any similar provision of Tax Law, as applicable), the deductions arising from the Basis Adjustments, the Section 707(c) Deductions and the Imputed Interest during such Taxable Year, (B) any deductions relating to the Pre-IPO NOLs, Basis Adjustments, Section 707(c) Deductions and Imputed Interest will be determined based on the Tax laws in effect on the Early Termination Date (except as otherwise provided in the following clause (C)), and (C) the U.S. Federal income tax rates and state, local and non-U.S. income tax rates will be the maximum applicable tax rates in effect on the Early Termination Date (but taking into account adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (ii) any non-amortizable Adjusted Assets to which any Basis Adjustment is attributable are disposed of in a taxable sale for U.S. Federal income tax purposes on the fifteenth anniversary of the earlier of the date of the Basis Adjustment or the Early Termination Date for an amount sufficient to fully use the Basis Adjustments with respect to such assets and any short-term investments (as defined by GAAP) will be disposed of twelve months following the Early Termination Date; provided, however, that in the event of a Change of Control that includes a taxable sale of an Adjusted Asset, the Adjusted Asset will be deemed disposed of at the time of the Change of Control (if earlier than such fifteenth anniversary), (iii) any net operating loss carryovers generated by the Basis Adjustment, the Section 707(c) Deductions or the Imputed Interest and available as of the Early Termination Date will be used by the Corporation and its Subsidiaries in full in the order prescribed by applicable law in equal annual amounts for each of the first five Taxable Years ending after the Early Termination Date and (iv) if the Early Termination Date is prior to an Exchange of all LLC Units, the Basis Adjustment will be calculated as if the Exchange of any previously unexchanged LLC Units occurred on the Early Termination Date for Cash Consideration (as defined in the Exchange Agreement).

“WTM” is defined in the preamble to this Agreement.

SECTION 1.02. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule (as applicable) of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

(c) The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise indicated.

(d) The word “extent” in the phrase “to the extent” when used in this Agreement means the degree to which a subject or other thing extends, and not simply “if”.

(e) The word “or” when used in this Agreement is disjunctive and not exclusive.

(f) The word “including” is not limiting and means “including without limitation”.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

DETERMINATION OF OVERALL REALIZED TAX BENEFIT

SECTION 2.01. Intent. The Parties intend that, as a result of:

(a) an Exchange (other than a Section 734(b) Distribution), the basis in the Adjusted Assets will be adjusted with respect to the Corporation and its Subsidiaries under Sections 743 and 754 of the Code and the Treasury Regulations thereunder (provided that the LLC remains classified as a partnership for U.S. Federal income tax purposes after giving effect to such Exchange);

(b) a Section 734(b) Distribution, the LLC’s basis in the Adjusted Assets will be increased by the amount of any gain recognized pursuant to Section 731(a)(1) of the Code by the Step-Up Participants to whom the Section 734(b) Distribution was made or deemed made;

(c) an actual or deemed liquidation of the LLC for U.S. Federal income tax purposes or any other transaction pursuant to which the Tax basis of Adjusted Assets is determined in whole or in part pursuant to Section 732 of the Code (a “Section 732 Event”), the Tax basis of such Adjusted Assets will be adjusted to equal the distributee’s Tax basis in the applicable interest in the LLC; and

(d) the Reorganization Transactions, the Corporation will be entitled to use the Pre-IPO NOLs to reduce the amount of Taxes that the Corporation would otherwise be required to pay after the date of this Agreement.

SECTION 2.02. Tax Treatment.

(a) Except as otherwise required pursuant to a Determination, each Party agrees to the following for all Tax purposes (including for purposes of filing Tax Returns or defending Tax audits, contests or proceedings):

(i) Except for the portion treated as Imputed Interest, any payment made under this Agreement to a Step-Up Participant (other than any payment attributable to a Section 734(b) Distribution or a Section 707(c) Deduction) will be treated as additional consideration for the LLC Units exchanged by such Step-Up Participant giving rise to additional Basis Adjustments.

(ii) Any payment made under this Agreement to a Step-Up Participant that is attributable to a Section 734(b) Distribution or a Section 707(c) Deduction will be treated as a guaranteed payment (within the meaning of Section 707(c) of the Code) paid to the applicable Step-Up Participant, resulting in a Section 707(c) Deduction that is specially allocated to the Corporation or its Subsidiaries.

(iii) [Reserved.]

(iv) The portion of any payment made under this Agreement that is Imputed Interest will be treated as a payment of interest.

(b) Each Future Exchange will be a reaffirmation of the foregoing, as of the date of the Future Exchange, by the exchanging Step-Up Participant.

SECTION 2.03. Agreed Principles. Except as provided in the Valuation Assumptions or in the definitions of Hypothetical Tax Liability or NOL Benefit (when applicable) or Section 7.12, for purposes of interpreting this Agreement and determining the amount of any TRA Payment, the Parties agree as follows:

(a) All calculations and determinations will be made in accordance with any elections, methodologies or positions taken on the relevant Corporation Return.

(b) Net operating loss carryforwards of the Corporation and its Subsidiaries (including the Pre-IPO NOLs) will not be deemed to expire except to the extent that they actually expire unused under applicable law for the purposes of computing the actual Tax liability of the Corporation and its Subsidiaries.

(c) Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Imputed Interest, Section 707(c) Deductions or the Pre-IPO NOLs will be considered to be subject to the rules of the Code and the Treasury Regulations (and any other applicable Tax Laws), governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. Net operating loss carryforwards (including the Pre-IPO NOLs) will be treated as used in the order prescribed by applicable law.

(d) The Overall Realized Tax Benefit or Overall Realized Tax Detriment for a Taxable Year is intended to measure the decrease or increase, respectively, in the actual liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year attributable to the Basis Adjustments, Section 707(c) Deductions and the Step-Up Imputed Interest Attributes, determined using a “with and without” methodology, and will be construed accordingly.

(e) The NOL Benefit for a Taxable Year is intended to measure the decrease in the actual liability for Taxes of the Corporation and its Subsidiaries for such Taxable Year attributable to the Pre-IPO NOLs and the NOL Imputed Interest Attributes, determined using a “with and without” methodology, and will be construed accordingly.

(f) Any reference in this Agreement to the Taxes of the Corporation and its Subsidiaries includes a reference to any Taxes of the LLC and its Subsidiaries (without duplication), but only with respect to Taxes imposed on the LLC or its Subsidiaries that are allocable to the Corporation or to the members of the Corporation’s Consolidated Group.

(g) In a Taxable Year that includes the IPO, the NOL Benefit calculation will be based only on the portion of the Taxable Year beginning on the day after the IPO, determined on an interim closing of the books basis (except that tax items that are generally determined on an annual basis will be allocated between the pre-IPO and post-IPO portions of the Taxable Year in proportion to the number of days in each such portion, other than any Basis Adjustment Attributes, Section 707(c) Deductions and Imputed Interest Attributes, which will be allocated solely to the post-IPO portion of such Taxable Year).

(h) The amount of any Basis Adjustment resulting from an Exchange of one or more LLC Units will be determined without regard to any Pre-Exchange Transfer of the LLC Unit, and as if any such Pre-Exchange Transfer had not occurred.

(i) If all or a portion of the liability for Taxes for a Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, the liability will not be included in determining the actual tax liability of the Corporation and its Subsidiaries, the Hypothetical Tax Liability or the NOL Benefit until there has been a Determination.

(j) If the Corporation and its Subsidiaries do not have sufficient Taxable income in a Taxable Year to fully use the Basis Adjustment Attributes, Section 707(c) Deductions or Imputed Interest Attributes that would be available to it during that Taxable Year if the Corporation and its Subsidiaries had unlimited Taxable income, any resulting carryforwards will be treated as Basis Adjustment Attributes, Section 707(c) Deductions or Imputed Interest Attributes, as applicable, in a future Taxable Year and will be allocated among the Participants pro rata in the same proportion as the Basis Adjustment Attributes, Section 707(c) Deductions and Imputed Interest Attributes would have been allocable among the Participants if the Corporation and its Subsidiaries had unlimited Taxable income.

(k) The amount of any taxable gain (and resulting Basis Adjustment Attributes) (i) arising from an Initial Exchange will be determined by reference to the cash paid by the Corporation to the applicable Step-Up Participant in the Initial Exchange, or (ii) arising from a Future Exchange will be determined by reference to the Cash Consideration (as defined in the Exchange Agreement) paid by the Corporation to the applicable Step-Up Participant in the Future Exchange (or the amount of Cash Consideration that would be payable if the Corporation elected to settle the Future Exchange in cash).

SECTION 2.04. Basis Adjustment Schedule. Within ninety calendar days after the end of a Taxable Year in which a Section 732 Event or Exchange occurs, and in any event at least ninety calendar days prior to the filing of the U.S. Federal income Tax Return of the Corporation for each Taxable Year in which a Section 732 Event or Exchange has occurred, the Corporation will deliver to each Participant a schedule (a “Basis Adjustment Schedule”) that shows, in reasonable detail, the information required under Sections 732, 734(b), 743(b) and 755 of the Code, and the Treasury Regulations thereunder, to calculate the Basis Adjustment with respect to the Section 732 Event or Exchange, including: (a) the Corporation’s and its Subsidiaries’ proportionate share of the actual unadjusted Tax basis of the Adjusted Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to each class of the Adjusted Assets as a result of any Section 732 Event and each Exchange occurring in such Taxable Year, (c) the period or periods, if any, over which the Adjusted Assets are amortizable or depreciable, and (d) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable. The Basis Adjustment Schedule will become final as provided in Section 2.08(a) and may be amended as provided in Section 2.08(b) (subject to the procedures set forth in Section 2.08(a)).

SECTION 2.05. NOL Benefit Schedule. Within ninety calendar days after the filing of the U.S. Federal income Corporation Return for the Taxable Year that includes the date of the IPO, the Corporation will provide to WTM a schedule (the “NOL Benefit Schedule”) showing, in reasonable detail, the calculation of the amount of Pre-IPO NOLs available to the Corporation after the IPO (taking into account any taxable income of GHI prior to the IPO) and any limitations on the ability of the Corporation to use the Pre-IPO NOLs after the IPO (including under Section 382 of the Code and any successor provision). Concurrently the Corporation will also provide to WTM all supporting information (including work papers and valuation reports) in its possession reasonably necessary to support the calculation of the Pre-IPO NOLs. The NOL Benefit Schedule will become final as provided in Section 2.08(a) and may be amended as provided in Section 2.08(b) (subject to the procedures set forth in Section 2.08(a)).

SECTION 2.06. Section 707(c) Schedule. Within ninety calendar days after the end of a Taxable Year in which a Section 734(b) Distribution occurs, and in any event at least ninety calendar days prior to the filing of the U.S. Federal income Tax Return of the Corporation for each Taxable Year in which a Section 734(b) Distribution has occurred, the Corporation will deliver to each Participant a schedule (a “Section 707(c) Deduction Schedule”) that shows, in reasonable detail, the information required to calculate the Section 707(c) Deduction with respect to the guaranteed payment resulting from the Section 734(b) Distribution. The Section 707(c) Deduction Schedule will become final as provided in Section 2.08(a) and may be amended as provided in Section 2.08(b) (subject to the procedures set forth in Section 2.08(a)).

SECTION 2.07. Tax Benefit Schedule. Within ninety calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is an Overall Realized Tax Benefit, Overall Realized Tax Detriment or NOL Benefit (or as soon as practicable thereafter), the Corporation will provide to each Participant a schedule (a “Tax Benefit Schedule”) showing, in reasonable detail, the calculation of (a) the Overall Realized Tax Benefit or Overall Realized Tax Detriment for such Taxable Year (if any), (b) the NOL Benefit for such Taxable Year (if any), and (c) the Participant’s Tax Benefit Payment for such Taxable Year (if any). Concurrently the Corporation will also provide to each Participant all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of any such Tax Benefit Payment. The Tax Benefit Schedule will become final as provided in Section 2.08(a) and may be amended as provided in Section 2.08(b) (subject to the procedures set forth in Section 2.08(a)).

SECTION 2.08. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers a Schedule to a Participant, the Corporation will also (i) deliver to the Participant schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to the Schedule and (ii) allow each Participant reasonable access at no cost to the appropriate representatives at each of the Corporation and the applicable Advisory Firm in connection with a review of the Schedule. A Schedule will become final and binding on a Participant upon the earlier of (x) thirty calendar days after such Participant receives the Schedule, unless such Participant provides the Corporation with written notice of a material, good faith objection to the Schedule (“Objection Notice”) within such thirty-day period or (y) receipt by the Corporation of a written notice from the Participant that the Participant does not object to the Schedule. If the Parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty calendar days of receipt by the Corporation of the Objection Notice, the Corporation and the applicable Participants will employ the Reconciliation Procedures.

(b) Amended Schedule. A Schedule may be amended by the Corporation to reflect (i) a Determination affecting the Schedule, (ii) the correction of any material inaccuracy in the Schedule identified after the date the Schedule was provided to the Participants, (iii) any Expert’s determination under the Reconciliation Procedures, (iv) a material change (relative to the amounts in the original Schedule) in the Overall Realized Tax Benefit, Overall Realized Tax Detriment or NOL Benefit for the applicable Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) a material change (relative to the amounts in the original Schedule) in the Overall Realized Tax Benefit, Overall Realized Tax Detriment or NOL Benefit for the applicable Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation will provide any Amended Schedule to each Participant within thirty calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any Amended Schedule will be finalized in accordance with Section 2.08(a) applied mutatis mutandis.

(c) Participant Representative Request. At the request of a Participant Representative, the Corporation will amend a Schedule to reflect any item described in clauses (i) through (vi) of Section 2.08(b) that could reasonably be expected to result in a material increase in a Tax Benefit Payment previously made.

SECTION 2.09. Section 754 Election. The LLC has and will maintain in effect (and will cause each of its Subsidiaries classified as a partnership for U.S. Federal income tax purposes to make and maintain in effect) an election under Section 754 of the Code (and any similar election under applicable Tax Law) for each Taxable Year during which an Exchange occurs and this Agreement remains in effect.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Timing of Payments. Within ten Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.08(a), the Corporation will pay (or cause to be paid) to the applicable Participant an amount equal to the Participant’s Tax Benefit Payment for the applicable Taxable Year as shown on such Tax Benefit Schedule. A Participant’s Tax Benefit Payment with respect to a Taxable Year may not be made until all Participants have been paid their respective Tax Benefit Payments (to the extent the applicable Tax Benefit Schedule has become final) for all prior Taxable Years.

SECTION 3.02. Amount of Payments. With respect to a Participant:

(a) The “Tax Benefit Payment” for a Taxable Year is an amount equal to the sum, not less than zero, of (A) the Net Tax Benefit of the Participant for such Taxable Year and (B) the Interest Amount with respect to such Net Tax Benefit.

(b) The “Net Tax Benefit” for a Taxable Year equals:

(i) in the case of a Step-Up Participant, the amount of the positive excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit of the Participant as of the end of such Taxable Year, over (B) the aggregate amount of all Tax Benefit Payments previously made to the Participant (excluding payments attributable to Interest Amounts), or

(ii) in the case of WTM, the amount of the positive excess, if any, of (A) 85% of the Cumulative NOL Benefit as of the end of such Taxable Year, over (B) the aggregate amount of all Tax Benefit Payments previously made to WTM (excluding payments attributable to Interest Amounts).

(c) The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the positive excess, if any, of the cumulative amount of Overall Realized Tax Benefits Allocable to the Participant for all Taxable Years of the Corporation, up to and including such Taxable Year, over the cumulative amount of Overall Realized Tax Detriments Allocable to the Participant for the same period.

(d) The “Cumulative NOL Benefit” for a Taxable Year equals the NOL Benefit for all Taxable Years of the Corporation, up to and including such Taxable Year.

(e) The “Interest Amount” with respect to a Net Tax Benefit payable to a Participant for a Taxable Year equals the amount determined in the same manner as interest on the unpaid amount of such Net Tax Benefit, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal Corporation Return for such Taxable Year until the date the payment of such amount is due under this Agreement.

SECTION 3.03. No Return of Tax Benefit Payments. No Participant will be required under any circumstance to return any TRA Payment paid to it by the Corporation under this Agreement.

SECTION 3.04. Maximum Payments; Stated Maximum Selling Price.

(a) Maximum Payments. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of Tax Benefit Payments to be paid in respect of a Taxable Year to the Step-Up Participants (excluding payments attributable to Interest Amounts) may not exceed 85% of the Overall Realized Tax Benefit for that Taxable Year.

(b) Stated Maximum Selling Price. The Corporation and the Step-Up Participants acknowledge and agree that, as of the date of this Agreement and as of any Exchange Date, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. Federal income or other applicable Tax purposes. Notwithstanding anything in this Agreement to the contrary, unless a Step-Up Participant notifies the Corporation otherwise: (i) the stated maximum selling price (within the meaning of Treasury Regulation Section 15A.453-1(c)(2)) with respect to any Exchange (other than a Section 734(b) Distribution) by such Step-Up Participant will not exceed 175% of the amount of the Cash Consideration received (or the amount of Cash Consideration that would be received if the Corporation elected to settle such Exchange in cash), plus the amount of such Step-Up Participant’s share of any liabilities of the LLC treated as reduced, in connection with such Exchange (which, for the avoidance of doubt, will exclude the fair market value of any Tax Benefit Payments) and (ii) the amount of Cash Consideration received (or the amount of Cash Consideration that would be received if the Corporation elected to settle such Exchange in cash), plus the amount of such Step-Up Participant’s share of any liabilities of the LLC treated as reduced, in connection with such Exchange and the aggregate Tax Benefit Payments to such Step-Up Participant in respect of such Exchange (other than amounts treated as Imputed Interest) may not exceed such stated maximum selling price.

ARTICLE IV

TERMINATION

SECTION 4.01. Acceleration Events.

(a) Acceleration Event. Upon the occurrence of an Acceleration Event, the Corporation will pay each Participant (without duplication): (i) the Participant’s Early Termination Amount, (ii) any Tax Benefit Payment agreed to by the Corporation and the Participant as due and payable but unpaid as of the Early Termination Notice, and (iii) any Tax Benefit Payment due to the Participant for a Taxable Year ending prior to, with or including the date of the Acceleration Event. The payment of all amounts owed to a Participant under clauses (i) through (iii) of this Section 4.01(a) is referred to as the Participant’s “Early Termination Payment”.

(b) Early Termination Amount. A Participant’s “Early Termination Amount” equals the present value, discounted at the Early Termination Rate as of the date of the applicable Acceleration Event, of the Participant’s Tax Benefit Payments that would be required to be paid by the Corporation for each Taxable Year beginning from the date of the Acceleration Event assuming the Valuation Assumptions are applied. For purposes of calculating the present value of all Tax Benefit Payments that would be required to be paid, it will be assumed that (i) absent the Acceleration Event, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return for each Taxable Year and (ii) with respect to Taxable Years ending prior to the Acceleration Event, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

SECTION 4.02. Early Termination Notice.

(a) Generally. The Corporation will deliver to each Participant written notice of the occurrence of an Acceleration Event (an “Early Termination Notice”) and a schedule (an “Early Termination Schedule”) showing the amount of the Participant’s Early Termination Payment and all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of the Early Termination Payment, at the following times:

(i) In the event of a Material Breach, as soon as practicable following the Material Breach;

(ii) In the event the Corporation elects in writing to make an Early Termination Payment to each Participant pursuant to this Article IV (such election, a “Termination Election”), at the time the Corporation makes the Termination Election; or

(iii) In the event of a Change of Control, as soon as reasonably practicable following the execution of a definitive agreement to enter into the Change of Control.

(b) Updates. Each Early Termination Schedule will be finalized in accordance with Section 2.08(a) applied mutatis mutandis.

SECTION 4.03. Timing of Payments. Within five Business Days after agreement between a Participant and the Corporation of the applicable Early Termination Schedule, the Corporation will make the applicable Early Termination Payment to the Participant; provided, however, that in the case of an Acceleration Event that is a Change of Control, the Corporation will make all Early Termination Payments upon the occurrence of the Change of Control.

SECTION 4.04. No Further Obligation. Following an Acceleration Event and after the Corporation has paid each Participant its Early Termination Payment in full, the Corporation will have no further obligation to make any TRA Payments, and if an Exchange or Section 732 Event occurs after the Acceleration Event, the Corporation will have no obligations under this Agreement with respect to the Exchange or Section 732 Event.

SECTION 4.05. Material Breach and Waiver.

(a) Material Breach. The Parties agree that a Material Breach includes the Corporation’s (i) failure to make a TRA Payment within fifteen Business Days after the applicable due date of the TRA Payment under this Agreement, except to the extent that the Corporation is prohibited from making the TRA Payment under applicable law or does not have (and cannot take commercially reasonable actions to obtain) sufficient funds to make the TRA Payment; provided, however, that (x) the obligation to make the TRA Payment will nevertheless continue to accrue for the benefit of the Participants and (y) the Corporation will promptly (and in any event, within three Business Days) pay the entire unpaid amount of the TRA Payment once the Corporation is not prohibited from making the TRA Payment under applicable law and the Corporation has sufficient funds to make the TRA Payment or (ii) breach of any material obligation under this Agreement by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code.

(b) Waiver. The Participant Representatives may by unanimous written agreement irrevocably waive any breach of this Agreement by the Corporation. Any breach waived pursuant to this Section 4.05 will not constitute an Acceleration Event.

ARTICLE V

PAYMENTS

SECTION 5.01. Late Payments by the Corporation. If the Corporation fails to make a TRA Payment in full on the date the TRA Payment is due pursuant to this Agreement, the unpaid portion of the TRA Payment will accrue interest (“Default Rate Interest”) at the Default Rate from the due date until the date the TRA Payment is made in full. Any reference to a TRA Payment in this Agreement includes a reference to Default Rate Interest accrued with respect to the TRA Payment (if any).

SECTION 5.02. Payment Instructions. Any TRA Payment to a Participant will be made by wire transfer of immediately available funds to the bank account designated by the Participant in writing.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.01. Participation in Tax Matters. Except as otherwise provided in this Agreement or the LLC Agreement, the Corporation will have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the LLC, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any Tax Contest; provided, however, that the Corporation will (a) act in good faith in connection with its control of any Tax Contest that could reasonably be expected to materially affect any Participant’s rights and obligations under this Agreement, (b) notify each Participant Representative of, keep each Participant Representative reasonably informed with respect to and allow each Participant Representative the opportunity to participate in the portion of any Tax Contest the outcome of which could reasonably be expected to affect the Participant’s rights or obligations under this Agreement and (c) not enter into any settlement with respect to any Tax Contest to the extent such Tax Contest could have a material effect on the Participants’ rights (including the right to receive TRA Payments) under this Agreement without the prior written consent of the Participant Representatives, which consent may not be unreasonably withheld, conditioned or delayed. The Parties will use commercially reasonable efforts to cooperate with each other in connection with any Tax Contest the outcome of which could reasonably be expected to affect any Participant’s rights or obligations under this Agreement.

SECTION 6.02. Consistency. Except as otherwise required pursuant to a Determination, each Party agrees to report for all Tax purposes, all Tax-related items in a manner consistent with that specified in this Agreement and by the Corporation in any final Schedule (as amended); provided, however, that if a Party is required to file a Tax Return before a Schedule is finalized, the Party may file the Tax Return prior to the finalization of the Schedule, subject to amendment upon the finalization of the Schedule.

SECTION 6.03. Cooperation. Each Party will (a) furnish to the other Parties in a timely manner such information, documents and other materials as any other Party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Contest, (b) make itself available to the other Parties and their representatives to provide explanations of documents and materials and such other information as the requesting Party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. The requesting Party will reimburse the other Parties for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given and received on the day they are delivered, provided that they are delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If notice is delivered after 5:00 p.m. local time or if such day is not a Business Day, then the notice will be deemed to have been given and received on the next Business Day. Notice will be sufficiently given if delivered to a Party at the following address for the Party:

If to the Corporation or the LLC:

MediaAlpha, Inc.

700 S. Flower Street, Suite 640

Los Angeles, CA 90017

Attention: Lance Martinez, Esq.

with a copy to (which will not constitute notice):

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: Christopher K. Fargo, Esq.;

                 C. Daniel Haaren, Esq.

If to WTM:

White Mountains Insurance Group, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Attention: Robert Seelig, EVP & GC

with a copy to (which will not constitute notice):

White Mountains Insurance Group, Ltd.

23 S. Main St, Suite 3B

Hanover, NH 03755

Attention: Robert Seelig, EVP & GC

and

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: David J. Perkins, Esq.;

                 Christopher K. Fargo, Esq.

If to the Insignia Members:

c/o/ Insignia Capital Group

1333 California Blvd, Suite 520

Walnut Creek, CA 94596

Attention: Tony Broglio

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: Robert Wilson, P.C.

If to any Step-Up Participant (other than the Insignia Members):

Tigran Sinanyan

700 S. Flower Street, Suite 640

Los Angeles, CA 90017

Attention: Tigran Sinanyan

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Hamed Meshki, P.C.

and

Kirkland & Ellis LLP

601 Lexington Avenue, New York, NY 10022

Attention: Timothy Cruickshank, P.C.

Any Party may change its address by giving the other Parties written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic mail will be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.04. Governing Law. This Agreement will be governed by, and construed in accordance with, the law of the State of Delaware without regard to conflicts of law principles thereof.

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. Successors; Assignment; Amendments; Waivers.

(a) Each Participant may assign any of its rights under this Agreement to any Person, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably acceptable to the Corporation, agreeing to become a Participant (and, in the case of a transfer by a Participant that is a Step-Up Participant, a Step-Up Participant) for all purposes of this Agreement, except as otherwise provided in such joinder. A transfer of a Participant’s right’s under this Agreement will not relieve the Participant of its obligations under this Agreement unless agreed to by the Corporation in writing.

(b) No provision of this Agreement may be amended unless the amendment is approved in writing by the Corporation, on behalf of itself and the LLC, and by each of the Participant Representatives.

(c) All of the terms and provisions of this Agreement will be binding upon, will inure to the benefit of and will be enforceable by the Parties and their respective successors, continuations (including for tax purposes), assigns, heirs, executors, administrators and legal representatives (collectively, “Successors”). Any reference in this Agreement to a Party includes a reference to such Party’s Successors (and, for the avoidance of doubt, any obligation to make TRA Payments will continue to be binding upon the Corporation and its Successors both with respect to any past Exchange involving an LLC Unit and any future Exchange involving an equity interest in the LLC’s Successor).

(d) The Corporation will require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(e) No provision of this Agreement may be waived except pursuant to a waiver that is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.08. Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.09, any and all disputes that cannot be settled amicably after good faith negotiations, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) will be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the Parties to the dispute fail to agree on the selection of an arbitrator within ten Business Days of the receipt of the request for arbitration, the International Chamber of Commerce will make the appointment. The arbitrator will be a lawyer and will conduct the proceedings in the English language. Performance under this Agreement will continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.08(a), the Corporation or any Participant may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each Participant (i) expressly consents to the application of Section 7.08(d) to any such action or proceeding, and (ii) agrees that proof will not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.01

(d) (i) EACH PARTICIPANT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF DELAWARE AND THE COURT OF CHANCERY OF THE STATE OF DELAWARE (AND THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The Parties acknowledge that the forum designated by this paragraph (d) has a reasonable relation to this Agreement, and to the Parties’ relationship with one another.

(ii) The Parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.08(d)(i) and such Parties agree not to plead or claim the same.

SECTION 7.09. Reconciliation. In the event that the relevant Parties are unable to resolve a disagreement with respect to any matter that is subject to the Reconciliation Procedures within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute will be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to all relevant Parties. The Expert will be a partner or principal in a nationally recognized accounting or law firm (other than the Advisory Firm), and the Expert will not, and the firm that employs the Expert will not, have any material relationship with the Corporation or any of the Participants involved in the Reconciliation Dispute or any other actual or potential conflict of interest. If the relevant Parties are unable to agree on an Expert within ten Business Days after a Party delivers written notice to the other relevant Parties of a Reconciliation Dispute, the Expert will be appointed by the International Chamber of Commerce Centre for Expertise. The Expert will resolve any Reconciliation Dispute within thirty calendar days after the matter has been submitted to it or as soon thereafter as is reasonably practicable. Notwithstanding the preceding sentence, if the Reconciliation Dispute is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount will be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. Each Party will bear its own costs and expenses incurred in connection with a Reconciliation Dispute except that (a) any fees of the Expert will be paid by the Corporation, (b) if the Expert adopts a Participant’s position in all material respects, the Corporation will reimburse the Participant for its reasonable out-of-pocket costs and expenses, and (c) if the Expert adopts the Corporation’s position in all material respects, the relevant Participants will reimburse the Corporation for any reasonable out-of-pocket costs and expenses (other than the fees of the Expert). Any dispute as to whether a dispute is a Reconciliation Dispute will be decided by the Expert. The Expert will finally determine any Reconciliation Dispute, and the determinations of the Expert pursuant to this Section 7.09 will be binding on the Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10. Withholding. The Corporation may deduct and withhold from any TRA Payment such amounts as it is required to deduct and withhold under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporation, the deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Party in respect of which the deduction or withholding was made. The Parties will reasonably cooperate to reduce or eliminate any deduction or withholding that might otherwise be required with respect to any TRA Payment (including by providing or obtaining any certificates or other documentation that would reduce or eliminate any deduction or withholding to the extent a Party is legally entitled to do so). A Participant will indemnify the Company for any withholding taxes (excluding any interest, penalties and additions) successfully imposed by a Taxing Authority on payments made to the Participant (to the extent not previously deducted or withheld).

SECTION 7.11. Consolidated Group; Partnership Status.

(a) If the Corporation is or becomes a member of a Consolidated Group, then: (i) the provisions of this Agreement will be applied with respect to the Consolidated Group as a whole; and (ii) TRA Payments will be computed with reference to the consolidated, combined or unitary taxable income of the Consolidated Group as a whole.

(b) The Corporation will not cause or permit the LLC (or any of its Subsidiaries) to be treated as a corporation for U.S. Federal income or other applicable state or local Tax purposes, except with the written consent of each of the Participant Representatives.

(c) To the extent permitted by applicable Law, the Corporation will cause GHI to become a member of the Corporation’s Consolidated Group as of the date of the IPO.

SECTION 7.12. Certain Transactions.

(a) Transfers by Consolidated Group Members.

(i) Unless Section 7.12(b) applies, if any Person the income of which is included in the income of the Corporation’s Consolidated Group transfers (or is deemed to transfer for U.S. Federal income tax purposes) any LLC Unit or Adjusted Asset to an entity the income of which is not included in the income of the Corporation’s Consolidated Group in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to the transferor’s basis in the property, then the Corporation will cause the transferee to assume the obligation to make TRA Payments with respect to the Tax Attributes associated with any Adjusted Asset or interest therein acquired by the transferee (directly or indirectly) in the transfer (without duplication of any TRA Payments made by the Corporation as a result of any gain or loss recognized in the transaction) in a manner consistent with the principles of this Agreement.

(ii) Without duplication of Section 7.12(a)(i), if the Corporation (or any member of the Corporation’s Consolidated Group) transfers (or is deemed to transfer for U.S. Federal income tax purposes) any LLC Unit in a transaction that is wholly or partially taxable, then for purposes of calculating any TRA Payment, the LLC will be treated as having disposed of the portion of any Adjusted Asset that is indirectly transferred by the Corporation or other entity described above in a wholly or partially taxable transaction, as applicable, in which income, gain or loss is allocated to the Corporation in accordance with the LLC Agreement (determined as if the transferred LLC Unit represents a proportionate share of an undivided interest in each asset of the LLC).

(b) Transfers by the LLC.

(i) If the LLC transfers (or is deemed to transfer for U.S. Federal income tax purposes) any Adjusted Asset to an entity the income of which is not included in the income of the Corporation’s Consolidated Group in a transaction in which the transferee’s basis in the Adjusted Asset acquired is determined in whole or in part by reference to the transferor’s basis in the Adjusted Asset, for purposes of calculating the amount of any TRA Payment, the LLC will be treated as having disposed of the Adjusted Asset (on the date of the transfer) in a fully taxable transaction in which income, gain or loss is allocated to the Corporation in accordance with the LLC Agreement. The consideration deemed to be received in any deemed transaction described in this Section 7.12(b) will be equal to the fair market value of the transferred Adjusted Asset as of the date of the transfer, plus (without duplication): (A) the amount of debt to which the Adjusted Asset is subject, in the case of a transfer of an encumbered Adjusted Asset or (B) the amount of debt allocated to the Adjusted Asset, in the case of a transfer of an equity interest in an entity classified as a partnership for applicable Tax purposes. Any dispute as to fair market value in connection with this Section 7.12(b) will be resolved pursuant to the Reconciliation Procedures.

(ii) Any transaction described in this Section 7.12(b) will be taken into account in determining the Overall Realized Tax Benefit or Overall Realized Tax Detriment, as applicable, for the Taxable Year in which the transaction is deemed to occur, consistent with the principles of this Agreement.

(c) Deconsolidation. If any member of the Corporation’s Consolidated Group that owns any LLC Unit deconsolidates from such Consolidated Group, then the Corporation will cause such member (or the new parent of the Consolidated Group in the case where the Corporation deconsolidates from the Consolidated Group) to assume the obligations under this Agreement (including to make TRA Payments) as if it were the Corporation, solely with respect to the applicable Tax Attributes associated with any Adjusted Asset it owns (directly or indirectly) in a manner consistent with the principles of this Agreement.

SECTION 7.13. Confidentiality.

(a) Each Party (i) acknowledges that any information relating to tax matters of the other Parties shared pursuant to this Agreement is confidential and (ii) agrees to keep such information in the strictest confidence and not disclose such information to any Person, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement.

(b) Section 7.13(a) will not apply to the disclosure of any information (i) that has been made publicly available by the Party to which it relates, becomes public knowledge (except as a result of an act of a Party in violation of this Agreement) or is generally known to the business community, (ii) to the extent necessary for any Party to prepare and file its Tax Returns, to respond to any inquiries from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority or (iii) relating to the existence or terms of this Agreement.

(c) If any Party breaches, or threatens to breach, any of the provisions of this Section 7.13, the affected Parties will have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. The Parties acknowledge and agree that any such breach or threatened breach will cause irreparable injury to the affected Parties and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.14. Waiver of TRA Payments. Any Participant may elect in writing to waive (in whole or in part) its right to receive any TRA Payments.

SECTION 7.15. Costs. Except as otherwise provided in this Agreement, all costs or expenses of the Corporation or any of its Subsidiaries incurred in connection with this Agreement (including costs and expenses of the Advisory Firm) will be borne by the Corporation or the applicable Subsidiary.

SECTION 7.16. LIBOR. In the event that LIBOR ceases to be available, the Parties will negotiate in good faith to amend this Agreement to replace LIBOR with a mutually acceptable successor rate.

SECTION 7.17. Change in Law. Notwithstanding anything in this Agreement to the contrary, if, in connection with an actual or proposed change in law after the date of this Agreement, a Step-Up Participant reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the Step-Up Participant upon any Exchange by the Step-Up Participant to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. Federal income tax purposes, or would have other material adverse Tax consequences to the Step-Up Participant, then at the written election of the Step-Up Participant and to the extent specified by the Step-Up Participant, this Agreement (a) will cease to have further effect with respect to the Step-Up Participant, (b) will not apply to an Exchange by the Step-Up Participant occurring after a date specified by the Step-Up Participant or (c) will otherwise be amended in a manner determined by the Step-Up Participant (but solely with respect to the Step-Up Participant), provided that such amendment may not affect the rights of the other Participants or result in an increase in the Corporation’s obligations (including to make TRA Payments), in each case under this Agreement prior to such amendment.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MEDIAALPHA, INC.

By:	/s/ Steven Yi
Name:	Steven Yi
Title:	Chief Executive Officer

QL HOLDINGS LLC

By:	/s/ Steven Yi
Name:	Steven Yi
Title:	Chief Executive Officer

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:	/s/ Robert L. Seelig
Name:	Robert L. Seelig
Title:	EVP and General Counsel

STEVEN YI

By:	/s/ Steven Yi

OBF INVESTMENTS, LLC

By:	/s/ Steven Yi
Name:	Steven Yi
Title:	Manager

[Signature Page to the Tax Receivables Agreement]

O.N.E. HOLDINGS LLC

By:	/s/ Eugene Nonko
Name:	Eugene Nonko
Title:	Manager

WANG FAMILY INVESTMENTS LLC

By:	/s/ Ambrose Wang
Name:	Ambrose Wang
Title:	Manager

QUOTELAB HOLDINGS, INC.

By:	/s/ Steven Yi
Name:	Steven Yi
Title:	President and CEO

KEITH CRAMER

By:	/s/ Keith Cramer

TIGRAN SINANYAN

By:	/s/ Tigran Sinanyan

LANCE MARTINEZ

By:	/s/ Lance Martinez

[Signature Page to the Tax Receivables Agreement]

BRIAN MIKALIS

By:	/s/ Brian Mikalis

ROBERT PERINE

By:	/s/ Robert Perine

JEFFREY SWEETSER

By:	/s/ Jeffrey Sweetser

SERGE TOPJIAN

By:	/s/ Serge Topjian

KUANLING AMY YEH

By:	/s/ Kuanling Amy Yeh

[Signature Page to the Tax Receivables Agreement]

INSIGNIA QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name:	Tony Broglio
Title:	President and Secretary

INSIGNIA A QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name:	Tony Broglio
Title:	President and Secretary

[Signature Page to the Tax Receivables Agreement]

Exhibit A

•	Steven Yi

•	OBF Investments, LLC, a Nevada limited liability company

•	O.N.E. Holdings LLC, a Washington limited liability company

•	Wang Family Investments LLC, a Washington limited liability company

•	QuoteLab Holdings, Inc., a Delaware corporation

•	Keith Cramer

•	Tigran Sinanyan

•	Lance Martinez

•	Brian Mikalis

•	Robert Perine

•	Jeffrey Sweetser

•	Serge Topjian

•	Kuanling Amy Yeh

•	Insignia QL Holdings, LLC, a Delaware limited liability company

•	Insignia A QL Holdings, LLC, a Delaware limited liability company